Exhibit 10.16

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 14, 2003 (this “Agreement”), is by and among GEO SPECIALTY CHEMICALS, INC. (“Borrower”), certain financial institutions party to the Credit Agreement referred to below (the “Lenders”), DEUTSCHE BANK TRUST COMPANY AMERICAS f/k/a BANKERS TRUST COMPANY, in its capacity as administrative agent (the “Administrative Agent”), and US BANK NATIONAL ASSOCIATION, in its capacity as documentation agent (“Documentation Agent”).

BACKGROUND

A. Borrower, the Lenders, the Administrative Agent, and Documentation Agent are parties to that certain Amended and Restated Credit Agreement dated as of May 31, 2001, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of May 14, 2002 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”).

B. Borrower has requested the Administrative Agent and the Lenders amend the Credit Agreement in certain respects as set forth herein and the Administrative Agent and the Lenders are agreeable to the same, subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Credit Agreement.

SECTION 2. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is, as of the Second Amendment Effective Date (as defined below), hereby amended as follows:

(a) Subsection 1.01(a) of the Credit Agreement is hereby amended by adding a new paragraph (iv) thereto as follows:

“(iv) Notwithstanding anything herein to the contrary, no Lender shall be obligated to make any Revolving Loans, Swingline Loans or issue any Letter of Credit if (x) the Senior Leverage Ratio of the Borrower is greater than 2.5 to 1.0 (as evidenced by the certificate most recently delivered prior to the date of the proposed borrowing or issuance pursuant to Section 7.01(c)) and after giving effect to such Revolving Loans, Swingline Loans or L/C Obligations, the aggregate amount of all Revolving Loans, Swingline Loans and L/C Obligations then outstanding shall exceed $15,000,000, or (y) after giving effect to such Revolving Loans, Swingline Loans or L/C Obligations, the aggregate amount of cash and Cash Equivalents (excluding foreign cash and Foreign Cash Equivalents in an aggregate amount not to exceed $3,500,000 at any time) held by the Borrower and its Subsidiaries shall exceed $5,000,000 (as evidenced by a certificate of an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent), or (z) after giving effect to such Revolving Loans, Swingline Loans or L/C Obligations, the aggregate amount of all Revolving Loans, Swingline

Loans and L/C Obligations then outstanding shall exceed $5,000,000 and such Obligations shall not have been secured by a letter of credit as required by the terms of the Support Agreement, provided, that this clause (z) shall be inapplicable if, concurrently with any Borrowing or request for Letter of Credit, the Borrower shall have delivered to the Administrative Agent, a certificate of an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, demonstrating that the Senior Leverage Ratio of the Borrower is less than 2.5 to 1.0 for each of the Test Periods ending with the immediately preceding two consecutive fiscal quarters.”

(b) Subsections 1.03(a) and (d), 1.06 and 1.09(a) are hereby amended by deleting in its entirety the following parenthetical in each instance it appears therein: “(or telephonic notice promptly confirmed in writing).”

(c) Subsection 4.02(d) of the Credit Agreement is hereby amended by deleting in its entirety the number “$5,000,000” where it appears in the first proviso of such subsection and substituting therefor the number “$1,000,000.”

(d) Subsection 4.02(h) of the Credit Agreement is hereby amended by deleting in its entirety the number “$15,000,000” where it appears in clause (2) of the proviso in the first paragraph therein and where it appears in paragraph (i) therein and substituting therefor the number “$5,000,000.”

(e) Subsection 4.02(i) of the Credit Agreement is hereby amended by adding the following proviso at the end of clause (iv) therein as follows:

“ ; provided, however, that prepayments of principal pursuant to Section 4.02(d) shall be applied first to any Scheduled Term B Repayments due and owing within the twenty four month period following the date of receipt of such proceeds and thereafter pro rata to any remaining Scheduled Term B Repayments.”

(f) Subsection 7.01(e) of the Credit Agreement is hereby amended by numbering the first paragraph therein “(i)” and adding a new paragraph (ii) thereto as follows:

“ (ii) Notwithstanding anything herein to the contrary, for the fiscal quarters ending June 30, 2003 and December 31, 2003, respectively, as soon as practicable and in any event no later than 25 days after the close of such fiscal quarters, a certificate of the chief financial officer, controller or other Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the Senior Leverage Ratio as at the end of such fiscal quarters, it being understood that such calculations shall be based solely upon the Borrower’s internal, unreviewed and unaudited financial statements prepared on or before the date of such certificate.”

(g) Subsection 8.05(a) of the Credit Agreement is hereby amended by deleting the table therein in its entirety and substituting therefor the following table:

“Fiscal Year Ending	Amount
December 31, 2002	$10,000,000
December 31, 2003	$7,000,000

December 31, 2004	$8,000,000
December 31, 2005
and each fiscal year
thereafter	$10,000,000”

(h) Section 8.10 of the Credit Agreement is hereby amended by deleting the table therein in its entirety and substituting therefor the following table:

“Fiscal Quarter	Ratio
March 31, 2003	1.15:1.00
June 30, 2003	1.10:1.00
September 30, 2003	1.15:1.00
December 31, 2003	1.20:1.00
March 31, 2004	2.50:1.00
June 30, 2004	2.50:1.00
September 30, 2004	2.50:1.00
December 31, 2004	2.50:1.00
March 31, 2005	2.75:1.00
June 30, 2005	2.75:1.00
September 30, 2005	2.75:1.00
December 31, 2005	2.75:1.00
March 31, 2006	3.00:1.00
June 30, 2006	3.00:1.00
September 30, 2006	3.00:1.00
December 31, 2006	3.00:1.00
March 31, 2007	3.25:1.00
June 30, 2007	3.25:1.00
September 30, 2007	3.25:1.00
December 31, 2007	3.25:1.00”

(i) Subsection 8.11(b) of the Credit Agreement is hereby amended by deleting the table therein in its entirety and substituting therefor the following table:

“Fiscal Quarter	Ratio
March 31, 2003	4.35:1.00
June 30, 2003	4.30:1.00
September 30, 2003	4.00:1.00
December 31, 2003	3.85:1.00”

(j) Subsection 9.03 of the Credit Agreement is hereby amended by restating in its entirety clause (a) therein as follows:

“ (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.01(e)(ii), 7.01(f)(x), 7.09 or 8,”

(k) Section 9 of the Credit Agreement is hereby amended by adding the word “or” at the end of subsection 9.10 and adding a new subsection 9.11 thereto as follows:

“9.11 Support Agreement. The Support Agreement or any provision thereof shall cease to be in full force or effect (other than pursuant to the terms thereof), or any

Obligor (as defined therein) or any Person acting by or on behalf of any Obligor shall deny or disaffirm such Obligor’s obligations under such Support Agreement or any Obligor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Support Agreement.”

(l) Section 10 of the Credit Agreement is hereby amended as follows:

(ii) The proviso in the definition of “Base Rate Margin” is hereby deleted in its entirety and replaced as follows:

“; provided, however, notwithstanding the applicable percentages set forth in the above table with respect to the Term B Loans, for the period from April 1, 2003 through and inclusive of March 31, 2004, such applicable percentages shall be deemed to be 100 basis points above the applicable percentages set forth therein; and provided, further, however, for the period from the Second Amendment Effective Date until the date of receipt by the Administrative Agent of the certificate required to be delivered by the Borrower pursuant to Section 7.01(e) for the fiscal quarter ended March 31, 2003, the Base Rate Margin shall be 5.25% for Term B Loans.”

(iii) The definition therein of “Consolidated Net Senior Indebtedness” is hereby deleted in its entirety.

(iv) The proviso in the definition therein of “Eurocurrency Margin” is hereby deleted in its entirety and replaced as follows:

“; provided, however, notwithstanding the applicable percentages set forth in the above table with respect to the Term B Loans, for the period from April 1, 2003 through and inclusive of March 31, 2004, such applicable percentages shall be deemed to be 100 basis points above the applicable percentages set forth therein; and provided, further, however, for the period from the Second Amendment Effective Date until the date of receipt by the Administrative Agent of the certificate required to be delivered by the Borrower pursuant to Section 7.01(e) for the fiscal quarter ended March 31, 2003, the Eurocurrency Margin shall be 6.00% for Term B Loans.”

(v) The definition therein of “Senior Leverage Ratio” is hereby amended and restated in its entirety as follows:

“ ‘Senior Leverage Ratio’ shall mean, at any date of determination, the ratio of (i) Consolidated Senior Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period most recently ended (taken as one accounting period).”

(vi) New definitions of “Consolidated Senior Indebtedness,” “Foreign Cash Equivalents” and “Support Agreement” are hereby added to Section 10 in appropriate alphabetical order as follows:

“ ‘Consolidated Senior Indebtedness’ shall mean, at any date of determination, an amount equal to the amount of Consolidated Indebtedness at such time less (x) any Indebtedness evidenced by the Senior Subordinated Notes and (y) any Indebtedness evidenced by any Revolving Loans, Swingline Loans and L/C Obligations outstanding to the extent such Obligations shall have been secured by letters of credit as required by the terms of the Support Agreement.”

“ ‘Foreign Cash Equivalents’ means any investment rated P-1 or A-1 or better by Moody’s or S&P, respectively, (a) in direct obligations issued by, or guaranteed by, the government of a country that is a member of the Office for Economic Co-operation and Development or any agency or instrumentality thereof (“OECD”), provided that, such obligations mature within 180 days of the date of acquisition thereof, and (b) in time deposits or negotiable certificates of deposit or money market securities, payable on demand or maturing within 180 days of the acquisition thereof and issued by any commercial banking institution that is a member of an applicable central bank of a country that is a member of the OECD having surplus of at least the equivalent of $500 million in the aggregate at all times, provided that, with respect to such time deposits, negotiable certificates of deposit and money market securities, the Required Lenders shall have at any time the right, upon notice to the Borrower, to reject any such bank as a bank in which such Foreign Cash Equivalents may be made.”

“ ‘Support Agreement’ shall mean that certain Support Agreement dated as of April 11, 2003 among the Administrative Agent, on behalf of the Revolving Lenders, Charter Oak and the Borrower, as the same may be amended from time to time.”

SECTION 3. SUPPORT AGREEMENT. In the event of any Payment Default, any Support Agreement Default or any Insolvency Event (each as defined in the Support Agreement), the Administrative Agent shall be entitled to draw on any letters of credit issued pursuant to the Support Agreement and shall apply the proceeds therefrom solely to reduce outstanding Revolving Loans, Swingline Loans and L/C Obligations in accordance with the terms thereof.

SECTION 4. AMENDMENT FEE. (a) Borrower agrees to pay a fee to the Administrative Agent on or prior to the Second Amendment Effective Date on behalf of each Lender which has executed and delivered this Agreement on or prior to 5:00 p.m. C.S.T. on April 11, 2003 equal to 0.25% times the sum of the Total Revolving Loan Commitment and the outstanding Term B Loan of such Lender as in effect under the Credit Agreement on the Second Amendment Effective Date.

(b) Borrower also agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of this Agreement and all other documents furnished pursuant hereto or in connection herewith, including without limitation, the reasonable fees and disbursements of Winston & Strawn, special counsel to the Administrative Agent, as well as the reasonable fees and disbursements of counsel, independent public accountants and other outside experts retained by the Administrative Agent in connection with the administration of this Agreement.

SECTION 5. CHANGES IN INTEREST RATES AND FEES. Borrower, the Lenders and the Administrative Agent acknowledge and agree that any increases in any interest rates or fees resulting from the effectiveness of this Agreement shall be effective as of the Second Amendment Effective Date.

SECTION 6. CONDITIONS PRECEDENT TO EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective upon the date (the “Second Amendment Effective Date”) each of the following conditions have been satisfied:

(a) Second Amendment. Borrower, the Administrative Agent and the Required Lenders shall have executed and delivered this Agreement.

(b) No Defaults. No Default or Event of Default under the Credit Agreement (as amended hereby) shall have occurred and be continuing.

(c) Representations and Warranties. The representations and warranties of Borrower contained in this Agreement, the Credit Agreement (as amended hereby) and the other Credit Documents shall be true and correct in all material respects as of the Second Amendment Effective Date, with the same effect as though made on such date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

(d) Payment of Amendment Fee. Borrower shall have paid in full to the Administrative Agent, on behalf of each Lender, the fees set forth in Section 3 hereof and any other separately agreed upon fees.

(e) Support Agreement; Subordination and Intercreditor Agreement. Borrower, the Administrative Agent and Charter Oak shall have executed and delivered a Support Agreement and a Subordination and Intercreditor Agreement, each in form and substance satisfactory to the Administrative Agent.

(f) Perfection Certificate. Borrower shall have executed and delivered a duly completed perfection certificate in form and substance reasonably satisfactory to the Administrative Agent.

(g) Reaffirmation of Guaranty. Each Subsidiary Guarantor shall have executed and delivered a Reaffirmation of Guaranty in the form attached as Exhibit A hereto.

(h) Other. Such other documents, instruments and certificates as the Administrative Agent or any Lender may reasonably request.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

(a) Borrower represents and warrants (i) that it has full corporate power and authority to enter into this Agreement and perform its obligations hereunder in accordance with the provisions hereof, (ii) that this Agreement has been duly authorized, executed and delivered by Borrower and (iii) that this Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles.

(b) Borrower represents and warrants that the following statements are true and correct, in each case after giving effect to this Agreement:

(i) The representations and warranties contained in the Credit Agreement and each of the other Credit Documents are and will be true and correct in all material respects on and as of the Second Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

(ii) No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Agreement that would constitute an Event of Default or a Default.

(iii) The execution, delivery and performance of this Agreement by Borrower do not and will not violate any provision of the certificate of incorporation or by-laws, any applicable law, statute, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority having jurisdiction over it or any contractual provision to which it is a party or to which it or any of its property is subject.

(iv) No material order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with its execution, delivery and performance of this Agreement and all agreements, documents and instruments executed and delivered pursuant to this Agreement.

SECTION 8. REFERENCES TO AND EFFECT ON THE CREDIT AGREEMENT.

(a) On and after the Second Amendment Effective Date each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Credit Agreement in the Credit Documents and all other documents (the “Ancillary Documents”) delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Except as specifically amended above, the Credit Agreement, the Credit Documents and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Credit Agreement, the Credit Documents or the Ancillary Documents.

SECTION 9. EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE INTERNAL CONFLICTS OF LAWS PROVISIONS THEREOF.

SECTION 11. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date above first written.

GEO SPECIALTY CHEMICALS, INC.

By:

Name:

Tilte:

DEUTSCHE BANK TRUST COMPANY AMERICAS (F/K/A BANKERS TRUST COMPANY), individually and as Administrative Agent

By:

Name:

Tilte:

US BANK NATIONAL ASSOCIATION, individually and as Documentation Agent

By:

Name:

Tilte:

10

EXHIBIT A

REAFFIRMATION OF GUARANTY

The undersigned acknowledges receipt of the Amended and Restated Credit Agreement dated as of May 31, 2001, as amended by the First Amendment to Credit Agreement dated as of May 14, 2002 and the Second Amendment to Credit Agreement dated as of April     , 2003 (as so amended, the “Credit Agreement”), by and among GEO Specialty Chemicals, Inc. (“Borrower”), certain financial institutions party thereto, Deutsche Bank Trust Company Americas f/k/a Bankers Trust Company, in its capacity as administrative agent, Salomon Smith Barney Inc., in its capacity as syndication agent and US Bank National Association, in its capacity as documentation agent and the undersigned consents to the Credit Agreement (as so amended) and each of the amendments, referenced therein, and hereby reaffirms its obligations under the Subsidiary Guaranty (as such term is defined in the Credit Agreement) executed by the undersigned.

Dated as of April     , 2003

GEO SPECIALTY CHEMICALS LIMITED

By: GEO SPECIALTY CHEMICALS, INC.,

its Sole Member

By:

Name:

Title: